Exhibit 99.1

NEWS RELEASE

Nabors Closes Acquisition of Parker Wellbore and Announces Updated Investor Presentation

HAMILTON, Bermuda, March 12, 2025 /PRNewswire/ - Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today announced the closing of its acquisition of Parker Wellbore (“Parker”), advancing Nabors’ leadership position in drilling and related, value-added services.

Parker’s solutions portfolio includes Quail Tools (“Quail”), the leading rental provider of high-performance downhole tubulars in the U.S. Lower 48 and U.S. Offshore markets. Quail provides similar rental services internationally in key markets. Parker holds significant market positions in onshore and offshore tubular running services, across the U.S., the Middle East, Latin America, and Asia. Additionally, Parker’s contract drilling services include land and barge rigs, as well as Operations & Maintenance services.

Anthony Petrello, Chairman, President and CEO of Nabors, commented on the closing of the acquisition, “With the successful completion of the Parker transaction, we are accelerating the growth of our Drilling Solutions business across several important markets, while bolstering our global drilling business. We are excited to welcome a strong and talented organization to the Nabors team. Our customers will benefit from the best practices that both organizations employ, and we expect to create incremental value for them by combining our offerings. Our immediate priority is to ensure seamless integration, and to capture the synergies we have projected.”

“I would like to thank both teams for their dedication to the integration planning process, while maintaining outstanding customer service. The teams have worked exceedingly well together during this period, giving reason for optimism as we move forward. I also want to thank Sandy Esslemont, Parker’s President and CEO, for his leadership and to wish him continued success.”

Nabors expects the acquisition to deliver robust strategic and financial benefits, specifically:

•	Strengthening Nabors Drilling Solutions business, expanding capabilities and market reach

•	Immediate accretion to free cash flow

•	Enhanced scale and improved leverage metrics

•	Estimated recurring synergy realization of $40 million by the end of 2025

Financial Outlook

Nabors expects the Parker business to produce annualized 2025 adjusted EBITDA of approximately $150 million before the realization of expense synergies. Expense synergies are estimated at $40 million by the end of 2025. Post-closing capital expenses for 2025 are estimated at $70 million.

NEWS RELEASE

Updated Investor Presentation

Nabors has published an updated investor presentation on its website, highlighting the expected impact of the acquisition of the Parker Wellbore business. In addition, the presentation provides more financial detail for the expected contribution of the Saudi Arabia drilling business, including the SANAD joint venture with Saudi Aramco. The Company has also included a framework to assist investors in assessing the valuation of its operating businesses today and in the future as SANAD continues to add newbuild rigs. The presentation is available at: [Link].

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements except as required by law.

Non-GAAP Disclaimer

This press release may present certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA represents net income (loss) before income (loss) from discontinued operations, net of tax, income tax expense (benefit), investment income (loss), interest expense, other, net and depreciation and amortization.

NEWS RELEASE

As a non-GAAP measure, Adjusted EBITDA has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including Adjusted EBITDA because it believes that this financial measure accurately reflects the Company’s ongoing profitability and performance. Securities analysts and investors also use this measure as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute Adjusted EBITDA differently. These differences could be meaningful. We do not provide a forward-looking reconciliation of our outlook for Adjusted EBITDA as the amount and significance of items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Investor Contacts: William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com